Exhibit 1.2

AMERICAN FINANCE TRUST, INC.

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

June 25, 2019

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, New York 10105

B. Riley FBR, Inc.

299 Park Avenue, 21st Floor

New York, New York 10171

Citizens Capital Markets, Inc.
600 Washington Blvd., 11th Floor
Stamford, Connecticut 06901

KeyBanc Capital Markets Inc.
127 Public Square, 11th Floor
Cleveland, Ohio 44114

Ladenburg Thalmann & Co. Inc.

277 Park Avenue, 26th Floor

New York, New York 10172

SunTrust Robinson Humphrey, Inc.
3333 Peachtree Road NE, 11th Floor
Atlanta, Georgia 30326

D.A. Davidson & Co.

8 Third Street North

Great Falls, MT 59401

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated as of May 8, 2019 (the “Agreement”), by and among American Finance Trust, Inc., a Maryland corporation (the “Company”), and American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and BMO Capital Markets Corp., BBVA Securities Inc., B. Riley FBR, Inc., Citizens Capital Markets, Inc., KeyBanc Capital Markets Inc., Ladenburg Thalmann & Co. Inc. and SunTrust Robinson Humphrey, Inc. (together with the Company and the Operating Partnership, the “Parties”) regarding the issuance and sale of the Company’s 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, pursuant to the terms thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In connection with the foregoing, the Parties wish to amend the Agreement through this Amendment No. 1 to the Equity Distribution Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendments to the Agreement. The Parties agree, from and after the Effective Date, that:

a.	The definitions of the terms “Agent” and “Agents” are hereby amended to read as follows: “BMO Capital Markets Corp., BBVA Securities Inc., B. Riley FBR, Inc., Citizens Capital Markets, Inc., KeyBanc Capital Markets Inc., Ladenburg Thalmann & Co. Inc., SunTrust Robinson Humphrey, Inc. and D.A. Davidson & Co. (each an “Agent” and collectively, the “Agents”).”

b.	The first sentence of Section 6(a) is hereby amended and restated in its entirety to read as follows: “The Company may terminate this Agreement, in its entirety or as to any particular Agent, in its sole discretion at any time upon giving prior written notice to the Agents.”

c.	Section 7(a) of the Agreement is hereby amended to include the following immediately subsequent to: “if to the Agents, shall be sufficient in all respects if delivered or sent to (i)”: “D.A. Davidson & Co., 8 Third Street North, Great Falls, MT 59401, Attention: Equity Syndicate, (406) 791-7319.”

d.	The second sentence of Section 7(l) of the Agreement is hereby amended and restated in its entirety to read as follows: “Except for any termination of any particular Agent by the Company pursuant to Section 6(a), neither this Agreement nor any Terms Agreement may be amended or otherwise modified or any provision hereof waived except by an instrument in writing signed by the Agents, the Operating Partnership and the Company.”

SECTION 2. Obligations Binding upon D.A. Davidson & Co. D.A. Davidson & Co. hereby agrees to be bound by the terms of the Agreement. D.A. Davidson & Co. shall be considered to be an Agent in the offering of the Shares under the Agreement to the same extent as if it were a party to the Agreement on the date of the execution thereof.

SECTION 3. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment.

SECTION 4. Governing Law. THIS AMENDMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING UNDER OR RELATED TO THIS AMENDMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each party hereto hereby irrevocably submits for purposes of any action arising from this Amendment brought by the other party hereto to the jurisdiction of the courts of New York State located in the Borough of Manhattan and the U.S. District Court for the Southern District of New York.

SECTION 5. Counterparts. This Amendment may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. Survival of Provisions Upon Invalidity of Any Single Provision. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7. Waiver of Jury Trial. Each of the Company, the Operating Partnership and the Agents hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or the transactions contemplated hereby or thereby.

SECTION 8. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

SECTION 9. Successors and Assigns. This Amendment shall be binding upon each Agent and the Company and the Operating Partnership and their successors and assigns and any successor or assign of any substantial portion of the Company’s and the Operating Partnership’s and each Agent’s respective business or assets.

[Signature Page Follows]

Very truly yours,

AMERICAN FINANCE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]

Confirmed as of the date first above mentioned:

BMO CAPITAL MARKETS CORP.

By:	/s/ Stephan Richford
Name: Stephan Richford
Title: Managing Director

BBVA SECURITIES INC.

By:	/s/ Carlyle Peake
Name: Carlyle Peake
Title: Managing Director

B. RILEY FBR, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head, Investment Banking

CITIZENS CAPITAL MARKETS, INC.

By:	/s/ Mark Sanko
Name: Mark Sanko
Title: Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Paul Hodermarsky
Name: Paul Hodermarsky
Title: Managing Director

LADENBURG THALMANN & CO., INC.

By:	/s/ Steven Kaplan
Name: Steven Kaplan
Title: Head of Capital Markets

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Keith Carpenter
Name: Keith Carpenter
Title: Director

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]

D.A. DAVIDSON & CO.

By:	/s/ Keith E. Getter
Name: Keith E. Getter
Title: Managing Director

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]